NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: Gary D. Owens

Chairman, President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

Geospace Technologies Reports Fiscal Year 2013 Results

Houston, Texas - November 21, 2013 - Geospace Technologies (NASDAQ: GEOS) today announced net income of $69.6 million, or $5.38 per diluted share, on revenues of $300.6 million for its fiscal year ended September 30, 2013. This compares with a net income of $35.1 million, or $2.74 per diluted share, on revenues of $191.7 million for the prior fiscal year.

For the fourth quarter ended September 30, 2013, the company recorded revenues of $68.3 million and net income of $13.7 million, or $1.05 per diluted share. For the comparable period last year, the company recorded revenues of $36.9 million and a net income of $4.3 million, or $0.33 per diluted share.

"We are very pleased with our fourth quarter and full year financial results for fiscal year 2013 as we post our third consecutive year of record revenues and net income. Fiscal year 2013 revenues grew by 57% from last year and our net income increased by 98%. Our fiscal year 2013 revenues and profits were bolstered by the delivery of the $18.0 million Shell permanent reservoir monitoring system for Brazilian waters, and we recognized $109.6 million of revenues from production of the Statoil permanent reservoir monitoring systems for two offshore fields in Norway. During the fourth quarter of fiscal year 2013, we recognized $38.1 million of revenues from the Statoil contract. We expect to recognize the remaining $57.3 million of Statoil contract revenues in fiscal year 2014 with an estimated $30.0 million to be recognized in the first quarter ending December 31, 2013," said Gary D. Owens, Geospace Technologies' Chairman, President and CEO.

"Despite some softness in our traditional seismic business, fiscal year 2013 revenues from our wireless products were $87.3 million, an increase of 6% from last year. During the fiscal year, we added several new international wireless customers and we will continue to focus sales and marketing efforts in these important international markets. We sold 81,000 channels of our wireless land products during fiscal year 2013 resulting in cumulative sales of 239,000 wireless land-channels since the product's introduction back in 2008. At September 30, 2013, our rental fleet contained 77,000 wireless land-channels."

"Revenues from our traditional seismic exploration products for fiscal year 2013 declined 26% in fiscal year 2013. This softness was primarily due to a slowdown of seismic activities in North America. The decline in demand primarily impacted our geophone and connector products, and we also experienced a small decline in sales of our marine products. Competitive pressures, production capacity limits and the industry's transition to wireless data acquisition systems are expected to challenge our future efforts to market and sell certain of our traditional products. Fiscal year 2013 revenues of our non-seismic products were down 5% primarily due to the struggles in the European economy."

"During fiscal year 2013, we launched an ambitious campaign to expand our local and worldwide presence. In Northwest Houston, due to manufacturing constraints, we purchased a 30,000 square foot facility to expand our manufacturing and testing operations, and we have leased two additional facilities to add capacity. We also purchased 17.3 acres of land on two properties adjacent to our Pinemont facility whereby we plan to construct a 350,000 square foot facility to expand our manufacturing and engineering operations. We are currently in the early phases of planning this new facility and we expect construction activities to begin in mid-fiscal year 2014. In addition, we purchased a 19,000 square foot facility in Bogotá, Colombia and opened that office for business in the second fiscal quarter."

"Fiscal year 2014 is off to a strong start. Since September 30, 2013, we announced orders totaling $47.5 million for our GSX wireless recording systems. We expect to deliver these orders in the first quarter of fiscal year 2014. We received a $5.2 million order from Makamin Petroleum Services Company for a permanent land data acquisition system, the first of its kind for our company. This order is expected to be delivered in the second quarter of fiscal year 2014. We also received a $29.4 million order from Seafloor Geophysical Solutions for our OBX deep water nodal system which is also expected to be delivered in the second quarter of fiscal year 2014."

"Our balance sheet remains strong. Despite a significant use of cash during fiscal year 2013 to build-up our inventories, expand our rental fleet and acquire real estate for plant expansion, we ended the year with only $0.9 million of long-term debt. Prior to the end of fiscal year 2013, we increased the borrowing capacity under our credit facility with Frost Bank to $50 million, giving us significant financial flexibility, if needed, for facility expansion and working capital needs."

Geospace Technologies Corporation designs and manufactures instruments and equipment used by the oil and gas industry to acquire seismic data in order to locate, characterize and monitor hydrocarbon producing reservoirs. The company also designs and manufactures non-seismic products, including industrial products, offshore cables, thermal printing equipment and film.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and estimates and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors. We assume no obligation to revise or update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise.

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)
	Three Months Ended		Year Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
	(unaudited)	(unaudited)	(unaudited)

Sales	$ 68,288	$ 36,949	$ 300,607	$ 191,664
Cost of sales	38,508	23,563	160,846	109,600
Gross profit	29,780	13,386	139,761	82,064

Operating expenses:
Selling, general and administrative	6,511	4,430	23,383	18,914
Research and development	4,234	2,969	14,694	12,167
Bad debt expense (recovery)	(97)	(207)	457	118
Total operating expenses	10,648	7,192	38,534	31,199

Income from operations	19,132	6,194	101,227	50,865

Other income (expense):
Interest expense	(68)	(80)	(260)	(199)
Interest income	185	182	880	743
Foreign exchange gains (losses)	195	173	(708)	457
Other, net	(38)	51	(46)	(4)
Total other income (expense), net	274	326	(134)	997

Income before income taxes	19,406	6,520	101,093	51,862
Income tax expense	5,722	2,254	31,536	16,744

Net income	$ 13,684	$ 4,266	$ 69,557	$ 35,118

Basic earnings per share	$ 1.06	$ 0.33	$ 5.40	$ 2.76

Diluted earnings per share	$ 1.05	$ 0.33	$ 5.38	$ 2.74

Weighted average shares outstanding - Basic	12,924,043	12,763,122	12,886,372	12,735,520
Weighted average shares outstanding - Diluted	12,977,436	12,875,350	12,938,661	12,836,239